EXHIBIT 99.1

Disclosure Statement

Certain of the statements being made are forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from future results, performance or achievements expressed or implied in such forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Thank you for joining us.  My name is David Quint and I am the President and COO of Bayview Financial.  The purpose of this call is to inform our investors of certain events which have occurred at Bayview Financial that indirectly affected the data integrity within some of our mortgage-backed securitization transactions.  As I will discuss, while we believe that the impact of these actions did not have a material effect on any of our securities, and that the problem has been rectified, it nevertheless represented a lapse in our own control procedures.  The individual and the issues I am about to discuss are unrelated to Bayview’s small balance commercial origination program.

In March of this year during the internal controls review Bayview conducts in connection with our annual audit of our financial statements, our CEO, David Ertel, and I, became aware that a senior salesperson, Managing Director and limited partner of the firm, who was also the head of our residential loan acquisition business had, over a period of years, altered credit data, as I will describe shortly, with respect to a portion of acquired loans for which he was the salesperson.  David Ertel and I immediately conducted a review of the allegations and believed that data had, in fact, been altered by this individual.  We believe he did this in order to increase his commissions.  Following our initial investigation, this individual was terminated for cause.

While the majority of the data changes occurred on Bayview Financial’s Capital Markets internal database after the affected loans had been securitized, a portion of the changes occurred prior to securitization.  We immediately contacted legal counsel, and, based on a preliminary review and later confirmed by a more thorough review, we believe that the extent of the resulting data alterations were not material from the perspective of any particular securitized pool or the securities holders.  Once we understood what this individual had done and how he had done it, we undertook a review of every one of our outstanding residential mortgage loan securitizations, starting with the most recent.  Each securitization deal was reviewed using multiple approaches, and then loan substitutions or repurchases were effected on a deal-by-deal basis in accordance with the provisions of the operative documents for all loans that we believed had been materially and adversely affected.

I believe that it is important to explain why it is that this employee was able to profit through his actions.  Bayview has historically paid our residential salespeople commissions based on the difference between our purchase price and the value of the loans based on our loan pricing model.  Our internal loan pricing model calculates value using data elements including credit score, loan-to-value ratio, occupancy type, property type, and other credit variables.  The alteration of data in this case primarily involved falsely increasing borrower credit scores, but also included to a lesser extent changes to property type and occupancy code and to an even more limited extent other variables.

Let me share with you the extent of the alterations to put this in the proper perspective.  Our review has indicated that approximately 3% of the loans included in our outstanding securitizations of residential mortgage loans showed evidence of altered data.  We have effected repurchases or substitutions of approximately $66 million of loans as to which there was evidence of data alteration out of a total universe of $3.3 billion of outstanding residential mortgage loans that are included in securitizations, or 2% of the total population.  On no deal was the percentage of loans subject to repurchase or substitution greater than 3.75% of the pool.  I would also like to highlight the issue at hand relates solely to credit data elements that were originally reported in the prospectuses.  Also, we believe that the delinquency and other performance statistics reported in our remittance statements have been and continue to be true and correct.

On July 14, 2006 we received a letter from the SEC indicating that the staff had commenced an inquiry of Bayview and requesting documents and information relating to our securitization business.

The letter includes a request for information and documents showing any alteration of data on loans acquired, owned, serviced or securitized by Bayview Financial, including but not limited to any information reflecting such changes in Bayview Financial’s “Capital Markets” database, as well any documents, materials or information related to any reported act of fraud.  We intend to fully cooperate with the SEC and comply with its requests.

In addition to addressing loans within the securitizations, we have since reviewed and modified our internal controls, including limiting access to and authority over critical systems.  We intend to increase the size of our due diligence sample on our residential loans going forward.  A major accounting firm has been engaged to conduct an independent data review of the affected loans included in our outstanding securitizations and to audit the review we conducted.  We are in the process of engaging an independent third party accounting firm to review access control of our “Capital Markets” database.  We are notifying our dealers and the rating agencies of these matters.  The integrity of Bayview Financial and our securitization programs is of paramount importance to us, and we are committed to maintaining the trust and confidence of our loyal investors.  Thank you and please feel free to call either myself or Jason Somerville, Managing Director for Securitizations, at 305-854-8880, and we will be happy to answer your questions.